EXHIBIT 10.18

AMENDMENT No. 1 TO
QUEST DIAGNOSTICS
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
(POST – 2004)
AMENDED DECEMBER 22, 2008
The Quest Diagnostics Supplemental Deferred Compensation Plan (Post – 2004) as amended December 22, 2008 (the “Plan”), and generally effective January 1, 2005, is hereby amended, generally effective as of January 1, 2012, in the following respects:

1.    A new sentence is added at the end of Section 1.1(g) as follows:
Notwithstanding the preceding, with respect to an Eligible Employee whose primary place of employment is outside the United States, Compensation shall exclude such items as housing allowances, educational expenses, trips back and forth to the United States, tax gross-ups and such other similar items of remuneration as may be determined by the Administrator.
2.    Section 6.4 is amended in it is entirety as follows:
“6.4    Payment Due to an Unforeseen Emergency. (a)    In general. A Participant shall not be permitted to withdraw any portion of the value of his Account prior to termination of employment or any date specified pursuant to Section 6.1 (whichever occurs first), except that a Participant may apply to the Administrator, in accordance with procedures specified by the Administrator, to withdraw some or all of the value of his Account if such withdrawal is required on account of a financial hardship resulting from an unforeseen emergency. The Administrator shall establish criteria to determine what constitutes financial hardship that are consistent with the Section 409A Regulations. Withdrawals made on account of financial hardship shall be made in a lump sum, and may include such additional amount as necessary to pay any federal, state, local or foreign income taxes reasonably anticipated to result from the distribution.
(b)    Cancellation of deferral elections. If a Participant receives a hardship distribution from the Profit Sharing Plan, the 401(k) Savings Plan of Quest Diagnostics Incorporated or any other Code Section 401(k) plan maintained by Quest Diagnostics or a Related Employer under which deferral elections are suspended for a six-month period, his or her deferral election under this Plan shall be cancelled for a six-month period beginning upon such distribution. Upon the expiration of such six-month period, deferrals shall not resume during the remainder of the Plan Year in which the cancellation occurs. If such expiration occurs in a Plan Year subsequent to the Plan Year during which such six-month period commenced, the Participant (if still an Eligible Employee) must execute, in accordance with Section 3.1, a new election prior to the start of such subsequent Plan Year in order to resume active participation in the Plan following the expiration of the six-month period.”

EXHIBIT 10.18

3.    The first sentence of Section 6.6 is amended to read in its entirety as follows:
“Unless otherwise permitted under the Section 409A Regulations, all payments shall be made or commence no later than the end of the calendar year in which the applicable payment date occurs or, if later, by the 15th day of the third calendar month following the applicable payment date.”

4.     A new sentence is added at the end of Section 7.3 as follows:
“Any termination of the Plan shall be accomplished in accordance with Section 409A of the Code and the Section 409A Regulations.”
5.    A new Section 9.9 is added to the Plan as follows:

“9.9	Recovery of Overpayment. If there is an overpayment under the Plan, Quest Diagnostics has the right at any time, as elected by Quest Diagnostics, to:

(a)	recover that overpayment from the person to whom it was made;

(b)	offset the amount of that overpayment from a future payment; or

(c)	a combination of both.
Quest Diagnostics shall be considered to have established an equitable lien by agreement with the person to whom such overpayment was made. Such payee shall, upon request, execute and deliver such instruments and papers as may be required, and shall do whatever else is necessary, to secure such rights of recovery to Quest Diagnostics. Quest Diagnostics also may determine to compromise its right to a full recovery in order to facilitate a partial recovery that, in its sole discretion, it deems acceptable.”
6.    A new Section 9.10 is added to the Plan as follows:

“9.10 Right of Reimbursement.  Payments to be made under the terms of the Plan may be used to reimburse the Employer, in accordance with procedures established by the Administrator, any amount the Participant owes an Employer at the time payment  under the Plan is required to be made; provided that no such  reimbursement  will be made to the extent that in the reasonable judgment of the Administrator it would cause the Participant to recognize income for United States federal income tax purposes before the payment is made or to incur additional tax or interest pursuant to Code Section 409A or the Section 409A Regulations.”

EXHIBIT 10.18

7.     A new Section 9.11 is added to the Plan as follows:

9.11. Clawback.  All amounts credited to a Participant’s Account under the Plan shall be subject to cancellation and recoupment by Quest Diagnostics, and shall be repaid by the Participant to Quest Diagnostics, to the extent required by law, regulation, listing requirement or as determined in accordance with any Quest Diagnostics policy, in each case, as in effect from time to time; provided that no such cancellation or recoupment will be made to the extent that in the reasonable judgment of the Administrator it would cause the Participant to recognize income for United States federal income tax purposes before the payment is made or to incur additional tax or interest pursuant to Code Section 409A or the Section 409A Regulations.

8.    A new second sentence is added to Section 10.2(a) as follows:
“All claims under the Plan must be submitted within one (1) year after the date on which a communication from the Plan, the Employer or the Administrator (or one of their delegates or agents) contains the information contested or challenged by the claim.”
9.    A new Section 10.2(d) is added as follows:

“(d)
All action(s) or litigation arising out of or relating to this Plan shall be commenced and prosecuted in the federal district court whose jurisdiction includes Morris County, New Jersey. Each Employee, claimant or other person consents and submits, as a condition to continued participation in the Plan, to the personal jurisdiction over him of the federal district court whose jurisdiction includes Morris County, New Jersey in respect of any such action(s) or litigation. Each Employee, claimant or other person also consents to service of process upon him with respect to any such action(s) or litigation by registered mail, return receipt requested, and by any other means permitted by rule or law.”

10.    A new Appendix A is added as attached hereto.
11.    In all other respects, the Plan shall remain unchanged by this Amendment.

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As evidence of its adoption of this Amendment, Quest Diagnostics Incorporated has caused this instrument to be signed by its authorized officers this     27th         day
of November, 2012, generally effective as of January 1, 2012 or as required by law.

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Jeffrey S. Shuman
Jeffrey S. Shuman Senior Vice President, Human Resources 11/27 , 2012

By:	/s/ Stephen H. Ruskowski
Stephen H. Rusckowski President and Chief Executive Officer 11/27 , 2012

EXHIBIT 10.18

APPENDIX A
This Appendix A describes special provisions applicable to accounts under the Celera Corporation Non-Qualified Savings and Deferral Plan the “Celera Plan”) which was established effective as of July 1, 2008 and which was merged into this Plan effective as of June 25, 2012. Contributions under the Celera Plan ceased, and no new participants were admitted, effective as of December 31, 2011.
1.    Annual Deferral Amounts. The Celera Plan provided for an “Annual Deferral Amount” to record a participant’s deferred salary and bonus for the calendar year in question and any employer contributions with respect to that year, as well as earnings or losses thereon. The Plan will continue to maintain such Annual Deferral Amounts for recordkeeping purposes.
2.    Vesting. A Celera Plan participant’s deferred salary and bonus were 100% vested. The Celera Plan applied (and the Plan will continue to apply) a 4-year graded vesting schedule to employer contributions, provided that a participant will become 100% vested if he or she dies or becomes disabled while employed by Celera and its affiliates. For these purposes:
(1)    years of service are measured using the “elapsed time” method and include service with Applera Corporation and Berkeley HeartLab, Inc.;
(2)    service with Quest Diagnostics and its affiliates on or after May 17, 2011 is considered service with Celera and its affiliates;
(3)    “Retirement Age” means the later of age 65 or five years of service; and
(4)    a participant shall be considered “disabled” once he or she is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Celera or its affiliates.
3.    Time of Distribution. The time of distribution of Annual Deferral Amounts shall be the same as under the Celera Plan. Under the Celera Plan, with respect to each Annual Deferral Amount, a participant was permitted to elect either a “specified date payout” or a payout upon separation from service; the specified payout date had to be at least one year after the close of the year to which the specification applied, e.g., the earliest permitted specified payout date with respect to the Annual Deferral Amount for 2010 was January 1, 2012. Those elections were (and continue to be) irrevocable unless changed in accordance with paragraph 5 below. However, if a participant dies, his or her vested Annual Payment Amounts will be distributed in a lump sum notwithstanding any election he or she may have made. Payments of Annual Payment Amounts will commence (or will be made) on the 15th day of the month following the month in which the triggering event occurs.

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4.    Method of Distribution. The method of distribution of Annual Deferral Amounts and distribution elections shall be the same as under the Celera Plan. Further, installments are not considered a series of separate payments for purposes of Section 409A. Those distributions elections will remain in effect unless changed in accordance with paragraph 5 below.
5.    Change in Method of Distribution. A participant in the Celera Plan may elect to change the method of payment of, but not the time of payment of, an Annual Deferral Amount; provided, however, that:
(1)    any such change must be made at least 12 months before the first day of the calendar year in which the specified payout date would have occurred (but for the requirements of (2) below applicable to a change of election);
(2)    the payment with respect to such changed election must be deferred for a period of not less than 5 years from the date such payment would otherwise originally have been made (or commenced to be made);
(3)    the change will not become effective for at least 12 months after the election; and
(4)    only one such change is permitted.
6.    Lump Sum Distribution of Small Benefit Payments. Notwithstanding anything contained herein to the contrary, if the Administrator determines that a participant’s vested balance under the Celera Plan, taking into account all plans that would be aggregated with the Celera Plan under Section 409A of the Code, is $17,000 (as adjusted under Section 402(g)(1)(B) of the Code) or less, the Administrator may pay such vested balance in a lump sum on the 15th day of the month following the month in which the Administrator makes a written decision to make such payment.
7.    Designations of Beneficiaries. Beneficiary designations made under the Celera Plan shall not continue to apply to amounts arising under the Celera Plan. Instead, participants in the Celera Plan must file new beneficiary designation in accordance with the procedures established under the Plan.
8.    Trust. Effective June 25, 2012, the grantor trust established under the Celera Plan shall be considered as merged into, and superseded by, the grantor trust established under the Plan.
9.    Applera Provisions. The following provisions relate to amounts under the Celera Plan attributable to the Applera Corporation Supplemental Executive Retirement Plan:
the election (made not later than December 31, 2008) by Kathy Ordonez with respect to her benefits under the Applera Corporation Supplemental Executive Retirement Plan shall be applied as if such benefits were a single Annual Deferral Amount under the Celera Plan.